Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 6, 2026
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va.  (May 6, 2026)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $8.7 million, or $0.84 per diluted share, for the second quarter ended March 31, 2026, compared to $7.7 million, or $0.74 per diluted share, for the second quarter ended March 31, 2025.  The increase was the result of higher operating margins which included the positive effect of the Company’s interim base rates under the pending rate case partially offset by increased operating expenses and depreciation.  Additionally, higher earnings from the Company’s investment in the Mountain Valley Pipeline, LLC (“MVP”) and lower interest expense contributed to the performance.

CEO Paul Nester stated, “We had a strong quarter in which our system performed superbly, particularly during the prolonged cold from Winter Storm Fern.  The MVP pipeline delivered as promised across the eastern half of the country including to the benefit of our customers in the Roanoke Valley.  Interim rates that became effective at the beginning of January were timely as challenges from inflationary pressures will continue to affect the remainder of the year.”

As noted above and announced last quarter, the Company has an expedited rate case which is currently being reviewed by the State Corporation Commission.  Rates went into effect January 1, 2026 and are subject to refund.

Through the first six months of fiscal 2026, the Company’s net income of $13.6 million, or $1.31 per diluted share, was up 5.3% from $12.9 million, or $1.26 per diluted share, in the first six months of the prior year due to stronger operating margins in the second quarter and lower interest expense over the first half of the fiscal year.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, customer growth, ratemaking, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the MVP and the Company’s rate application along with risks included under Item 1-A in the Company’s fiscal 2025 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025

Operating revenues	$45,457,009	$36,462,097	$75,717,477	$63,751,583
Operating expenses	34,173,059	26,062,155	57,883,190	46,023,620
Operating income	11,283,950	10,399,942	17,834,287	17,727,963
Equity in earnings of unconsolidated affiliates	903,991	801,175	1,731,061	1,655,388
Other income, net	692,421	463,633	1,197,410	936,969
Interest expense	1,585,838	1,630,275	3,256,988	3,410,205
Income before income taxes	11,294,524	10,034,475	17,505,770	16,910,115
Income tax expense	2,550,034	2,358,267	3,878,415	3,964,218

Net income	$8,744,490	$7,676,208	$13,627,355	$12,945,897

Net earnings per share of common stock:
Basic	$0.85	$0.74	$1.34	$1.26
Diluted	$0.84	$0.74	$1.31	$1.26

Cash dividends per common share	$0.2175	$0.2075	$0.4350	$0.4150

Weighted average number of common shares outstanding:
Basic	10,232,835	10,304,222	10,177,581	10,281,725
Diluted	10,404,657	10,308,368	10,378,996	10,285,939

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2026	2025
Current assets	$25,712,684	$25,777,943
Utility property, net	278,879,716	267,560,507
Other non-current assets	32,512,418	33,082,837

Total Assets	$337,104,818	$326,421,287

Liabilities and Stockholders’ Equity
Current liabilities	$37,334,730	$45,489,019
Long-term debt, net	128,925,540	115,226,622
Deferred credits and other non-current liabilities	46,760,043	47,872,423
Total Liabilities	213,020,313	208,588,064
Stockholders’ Equity	124,084,505	117,833,223

Total Liabilities and Stockholders’ Equity	$337,104,818	$326,421,287